Exhibit 99.1

Press Release	Source: Wood Products, Inc.

Wood Products, Inc. Announces Board of Director Approval to Acquire Interest in Chinese Power Assets

Wednesday July 21, 2:11 pm ET

RICHMOND, BC, July 21 /PRNewswire-FirstCall/ - Wood Products, Inc. (OTCBB: WPRO - News, news - News), today announces that the company's board of directors has approved in principle the acquisition of 100% of the outstanding shares of Harper & Harper. Ltd. The sole asset of Harper and Harper, Ltd. consists of its interest in a contract to purchase a fully-funded 28% interest in Shijiazhaung Dongfang Thermoelectric Group Company Limited. ("Dongfang").

The Harper & Harper/Dongfang transaction is listed as no. 90 on the "PricewaterhouseCoopers Power Deals 2003 Annual Review -- mergers and acquisitions activity within the global electricity and gas market -- all published transactions" (www.pwc.com/gx/eng/about/ind/energy/all_deals_list_2003) .

Dongfang has numerous interests in mainland China, including but not limited to: a controlling interest in four urban power plants, a controlling interest in two small, rural electrical power plants, a minority interest in three coal mines, a 45% interest in a 15,000 ton per day cement manufacturing plant, and a controlling interest in a building materials company.

Closing of the transaction is subject to completion of a change of the company name from Wood Products, Inc. to China Industrial Corporation, as well as obtaining any necessary shareholder approvals. As previously announced, the company will call a special meeting of shareholders and the company intends to solicit proxies for the meeting. Additional details will be announced as they become available.

NOTE ON FORWARD-LOOKING STATEMENTS: Statements herein contained that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1998 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based upon information available as of the date hereof, and the company assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties and the company's actual results may differ from these forward-looking statements. Such risks and uncertainties include but are not limited to demand for the company's products and services, the company's ability to continue to develop its market, general economic conditions and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Corporate contact:
Michael Harrop, CEO
Phone +41 22 900 0000
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Source: Wood Products, Inc.